Exhibit 10.16

RENT THE RUNWAY

September 4, 2015

Scarlett O’Sullivan

Dear Scarlett:

On behalf of Rent the Runway, Inc. (the “Company”), we are pleased to offer you the position of Chief Financial Officer reporting to Jennifer Hyman. This letter sets forth the terms and conditions of your employment and position.

Base Salary: Your salary will be $300,000.00 per year, paid in equal installments every 15th and last day of each month (or closest preceding business day), subject to tax and other withholdings as required by law.

Bonus: You will be eligible to receive an annual bonus that equals 50% of your base salary. This is a discretionary bonus and will be based on company performance and on personal performance for the year. If your start date is on or before November 1st of the current calendar year, your Bonus will be pro-rated for the portion of the year you were employed and will be paid out in March of the following calendar year. If your start date is after November 1st, you won’t be eligible to participate in the current year Bonus plan, but you will be eligible to participate in the Bonus plan for the following year.

Benefits: The Company offers a generous and comprehensive benefits package, including health, disability, 401K and life insurance. You will be eligible to participate in a full range of benefits in accordance with the Company’s current eligibility requirements. You are also eligible for vacation days beginning after your first 90 days of employment. Vacation days taken prior to that time will be unpaid. Rent the Runway offers an “open-ended” vacation policy. There is no limit on the number of vacation days you can take so long as you are current with your workload and all vacation days are approved in advance by your manager. Vacation days do not accrue and no vacation is paid upon leaving the company.

Stock Options: Subject to the approval of the Board of Directors of the Company (the “Board”), the Company will grant to you an incentive stock option (the “Option”) under the Company’s 2009 Stock Incentive Plan (the “Plan”) for the purchase of 1.25% of the issued and outstanding shares of common stock of the Company as of your start date with the Company on a fully-diluted basis as defined by the Board, at a price per share equal to the fair market value at the time of Board approval (the “ Option”). Upon your start date, an addendum to this Agreement will be added that states the raw number of shares to which the Option equates. The Option will vest as to 20% after the first year and 2 weeks of your employment. The remainder of the Option will vest monthly on a pro rata basis over the subsequent 48 months.

163 Varick Street, New York, NY 10013

The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement. Following a change of Control of the Company (as defined below), the vesting schedule provided for in your stock option agreement shall be accelerated by 25%. If, following a Change of Control of the Company, your employment with the Company is terminated by the Company without Cause or by you for Good Reason (as defined below), other than due to your disability, then all shares subject to the Option will vest as of your employment termination date, subject to your executing and not revoking a release of known and unknown claims against the Company in a form acceptable to the Company. Your employment shall be considered terminated without “Cause” if such termination does not exist upon (i) a good faith finding by the Board of Directors of the Company (A) of your repeated and willful failure after written notice to perform your reasonably assigned duties for the Company, or (B) that you have engaged in dishonesty, gross negligence or misconduct; (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony; or (iii) a breach by you of any material provision of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company, which breach is not cured within ten days written notice thereof. “Good Reason” shall mean any of the following events that occur without your prior written consent: (i) any material breach by the Company of this letter or any other material agreement between the Company and you, (ii) relocation of your workplace that increases your daily commute by more than 35 miles and by 45 minutes or more each way in typical rush hour traffic conditions or (iii) prior to a sale of the Company you no longer report directly to the Chief Executive Officer or, on or after a sale of the Company, you no longer report directly to the person having direct authority over the Company analogous to that of the Chief Executive Officer prior to the sale; provided that no such events shall constitute Good Reason unless (x) you give the Company written notice of termination for Good Reason not more than 90 days after the initial event, (y) the grounds for termination are not corrected by the Company within 30 days of its receipt of such notice and (z) your termination of employment occurs within 60 days following the Company’s receipt of such notice. For purposes of the Option Agreement, “Change of Control” shall mean the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 75% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction). You may be eligible to receive future stock options grants as the Board shall deem appropriate.

Severance: If your employment with the Company is terminated by the Company without cause, then the Company will, within thirty (30) days following termination, provide you with a lump-sum severance payment equal to six (6) months base salary in effect at the time of termination, subject to your executing and not revoking a release of known and unknown claims against the Company in a form acceptable to the Company no later than thirty (30) days following your termination

Key Employment Conditions: You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit A and Exhibit B, as a condition of employment.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

This letter is contingent upon the Company completing reference checks to its satisfaction. You may also be required to have a background check conducted on your behalf. This may include confirmation of your Social Security number, verification of prior employment, verification of education, if applicable, and a criminal records check. If the results of the pre-employment check are not satisfactory, the Company reserves the right to withdraw this offer or terminate employment.

You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

Return of Company Property: Upon termination of employment, or at any other time the Company so requests, you must return to your manager all the Company property in your possession, including but not limited to, keys, access cards, computers, phones, and the original and all copies of any written, recorded, or computer readable information about Company practices, procedures, trade secrets, or marketing associated with the Company’s business.

At-Will Employment: This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me by September 11, 2015.

Signing and submitting the Agreement electronically by facsimile or as an imaged file will be deemed as valid as if the parties physically signed a paper document.

Sincerely,

/s/ Jennifer Hyman

9/11/2015

Jennifer Hyman

Chief Executive Officer

The foregoing correctly sets forth the terms of my employment by Rent the Runway, Inc.

Name:

/s/ Scarlett O’Sullivan

Scarlett O’Sullivan

Date: 9/11/2015

Start Date with RTR: September 28, 2015

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